Exhibit 99.2

Digital World Acquisition Corp. Announces Closing of Initial Public Offering and Full Exercise of Over-Allotment Option

MIAMI, FL / September 8, 2021 / Digital World Acquisition Corp. (Nasdaq:DWACU) ("Digital World" or the "Company") announced today the closing of its initial public offering of 25,000,000 units at $10.00 per unit. Each unit consists of one share of the Company's Class A common stock and one half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. The underwriters exercised their over-allotment option in full for an additional 3,750,000 units at the time of the closing of the Offering. As a result, the aggregate gross proceeds of the offering, including the over-allotment, are $287,500,000, prior to deducting underwriting discounts, commissions and other offering expenses.

The Company's units began trading on the Nasdaq Global Market on September 3, 2021 under the ticker symbol "DWACU." Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the Nasdaq Global Market under the ticker symbols "DWAC" and "DWACW", respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on middle market and emerging growth technology-focused companies in the Americas, in SaaS and Technology or Fintech and Financial Services.

EF Hutton, division of Benchmark Investments, LLC, acted as sole book running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments, LLC, Attn: Syndicate Department, 590 Madison Ave, 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com, or by visiting EDGAR on the SEC's website at www.sec.gov.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on September 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Digital World Acquisition Corp.

78 SW 7th St

Miami, Florida 33130

Attn: Patrick Orlando, CEO

dwac@beneinvest.com

(305) 735-1203